Filed with the Securities and Exchange Commission on October 27, 1999
                                                   Registration No. 333- _______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            -------------------------
                         HI-RISE RECYCLING SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

                            -------------------------
           FLORIDA                                               65-0222933
  (State or Other Jurisdiction                                (I.R.S. Employer
of Incorporation or Organization)                            Identification No.)

                              8505 N.W. 74TH STREET
                              MIAMI, FLORIDA 33166

                                 (305) 597-0243

    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                            -------------------------
                                  DONALD ENGEL
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                         HI-RISE RECYCLING SYSTEMS, INC.
                              8505 N.W. 74TH STREET
                              MIAMI, FLORIDA 33166
                                 (305) 597-0243
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            -------------------------
                          COPIES OF COMMUNICATIONS TO:

                               GARY EPSTEIN, ESQ.
                            JEFFREY M. OSHINSKY, ESQ.
                             GREENBERG TRAURIG, P.A.
                              1221 BRICKELL AVENUE
                              MIAMI, FLORIDA 33131
                                 (305) 579-0500

                            -------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

                            -------------------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            -------------------------

                         CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                           AMOUNT         PROPOSED MAXIMUM        PROPOSED MAXIMUM          AMOUNT OF
             TITLE OF CLASS OF              TO BE          OFFERING PRICE        AGGREGATE OFFERING        REGISTRATION
        SECURITIES TO BE REGISTERED      REGISTERED          PER SHARE               PRICE (1)                 FEE
============================================================================================================================
Common Stock, $.01 par value              2,734,538           $2.1563              $5,896,484.29            $1,639.22
============================================================================================================================

(1) Estimated solely for the purposes of calculating the registration fee on the basis of the average of the bid and ask prices of the Company's common stock on October 22, 1999, as reported by the Nasdaq Small-Cap Market.

                            -------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the securities and exchange commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION, OCTOBER 27, 1999

                         HI-RISE RECYCLING SYSTEMS, INC.

                        2,734,538 SHARES OF COMMON STOCK

                                ($0.01 PAR VALUE)

                            -------------------------

         The selling shareholders are offering up to 2,734,538 shares of our common stock. Of these shares, 2,534,538 are being offered by Ronald J. McCracken, our Executive Vice President- Sales. Mr. McCracken acquired these shares in connection with our acquisition of Bes-Pac, Inc., a South Carolina corporation, pursuant to the terms of an Agreement and Plan of Merger, dated as of October 9, 1998, by and among, Bes-Pac, Inc., Ronald McCracken, BPI Acquisition Corp., our wholly owned subsidiary, and us. The remaining 200,000 shares were issued to the other selling shareholders in connection with our acquisition of substantially all of the assets of Kohlman Engineering Corp., an Illinois corporation, pursuant to the terms of an Asset Purchase Agreement, dated as of September 23, 1999, among Kohlman Engineering Corp., Maxwell W. Croy, James Warren Hill, KE Corporation, our wholly owned subsidiary, and us.

         We will not receive any proceeds from the sale of common stock by the selling shareholders under this prospectus.

         Our common stock is traded on the Nasdaq SmallCap Market under the symbol "HIRI." On October 22, 1999, the average of the high and low sales prices of our common stock as reported by the Nasdaq SmallCap Market was $2.1563 per share.

         The selling shareholders have indicated to us that they presently intend to retain ownership of a substantial portion of their shares of common stock. However, the selling shareholders may offer the shares through public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices or at privately negotiated prices. The selling shareholders may make sales directly to purchasers or through agents, dealers or underwriters.

                            -------------------------

         YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

                            -------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

                            -------------------------

                 THE DATE OF THIS PROSPECTUS IS OCTOBER __, 1999

         YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING SHAREHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THE PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK.

                                TABLE OF CONTENTS

                                                                PAGE
                                                                ----
Prospectus Summary.................................................3

Risk Factors.......................................................5

Forward Looking Statements........................................12

Use of Proceeds...................................................13

Selling Shareholders..............................................13

Plan of Distribution..............................................14

Legal Matters.....................................................15

Experts...........................................................16

Where You Can Find More Information...............................16

                               PROSPECTUS SUMMARY

         This summary highlights selected information and does not contain all the information that is important to you. You should carefully read this prospectus and the documents we have referred you to in "Where You Can Find More Information" on page 15 for more information about our company and our financial statements. In this prospectus, references to "Hi-Rise Recycling Systems," "we," "our" and "us" refer to Hi-Rise Recycling Systems, Inc. and our wholly owned subsidiaries, KE Corporation, IDC Systems, Inc., Wilkinson Company, Inc., Dade County Recycling, Inc., Atlantic Maintenance of Miami, Inc., NuReTec of Florida, Inc., Recycltech Enterprises Ltd., Acme Chutes, Inc., Bes-Pac, Inc., DeVivo Industries, Inc. and Hesco Sales, Inc. and its wholly owned subsidiary, United Truck and Body Corp.

GENERAL

         We manufacture, distribute, market and sell recycling and other solid waste handling equipment. Until February 1997, we primarily distributed, marketed and sold a proprietary automated system known as the Hi-Rise System. The Hi-Rise System collects source-separated recyclables and other solid waste in multi-story residential buildings. In February 1997, we expanded our product lines to include sheet metal fabrication products, consisting primarily of garbage and laundry chutes. Since February 1998, we have consummated the following strategic acquisitions in order to further expand our product lines:

         o In February 1998, we acquired Hesco Sales, Inc., a Florida corporation that manufactures, markets and sells solid waste handling equipment products including waste containers and trash compaction systems.

         o In October 1998, we acquired Bes-Pac, Inc., a South Carolina corporation that manufactures, markets and sells solid waste handling equipment products including waste containers and trash compaction systems.

         o In February 1999, we acquired DeVivo Industries, Inc., a Connecticut corporation that manufactures, markets and sells solid waste handling equipment products including waste containers and trash compaction systems.

         o In September, 1999, we acquired certain of the assets of Kohlman Engineering, Corp., an Illinois corporation that manufactures, markets, sells and services waste compactors and trash chutes.

         During the year ended December 31, 1998, sales of solid waste handling equipment products and sheet metal fabrication products accounted for approximately 54% and 36%, respectively, of our revenues. During the six month period ended June 30, 1999, sales of solid waste handling equipment products accounted for approximately 81% of our revenues. We anticipate that, in the future, the product lines of Hesco, Bes-Pac and DeVivo will continue to be our single largest source of revenue. We also expect that our other principal sources of revenue will be derived from sales of rubbish and linen chutes, trash compaction systems, and sales and leases of the Hi-Rise System.

         The Hi-Rise System, which is marketed under the Hi-Rise Recycling System/trademark/ name, can either be incorporated into the design of a newly constructed building, or it can be adapted to a multi-story building's existing waste disposal chute. This system permits residents to conveniently dispose of, without commingling, garbage and a variety of recyclable waste including glass, metal, newspapers and plastic. By providing for source separation and collection from each floor, the Hi-Rise System eliminates the cost, inconvenience and potential health and fire hazards associated with manually transporting solid waste in elevators and stairwells to a central storage area. The Hi-Rise System is intended to promote recycling and divert recyclable waste from landfills, while reducing the time, labor and hauling expenses normally associated with solid waste disposal. We designed the Hi-Rise System in response to perceived market opportunities arising out of increasing state and local environmental regulation mandating or encouraging recycling.

         To date, we have installed 191 Hi-Rise Systems, of which 75 were sold and 116 were leased or rented. In connection with sales-type leases of the Hi-Rise System, we have entered into shared savings agreements with building owners. Under these agreements, we manage a building's solid waste disposal and receive a percentage of the savings in waste disposal costs realized by the owner.

RECENT TRANSACTIONS

         GENERAL ELECTRIC CAPITAL CORPORATION CREDIT FACILITIES. In October 1999, we increased the amounts available under our existing credit facilities with GE Capital by an aggregate of $21.0 million. In particular, our working capital revolving line of credit was increased by $9.0 million, from $8.0 million to $17.0 million, and our acquisition line of credit was increased by $12.0 million, from $8.0 million to $20.0 million. As a result of these increases, the aggregate amounts available under the credit facilities increased to $61.0 million.

         KOHLMAN ACQUISITION. In September 1999, we acquired substantially all of the assets of Kohlman Engineering Corp., a privately held Illinois corporation. Kohlman is engaged in the business of manufacturing, selling and servicing waste compactors and trash chutes. In consideration for the purchase of the Kohlman assets, we issued an aggregate of 200,000 shares of our common stock having a fair market value of $425,000 at the time of issuance and repaid certain of the sellers' expenses.

                                   * * * * * *

         We were incorporated in Florida in May 1990 as Recycling Systems, Inc. and, in March 1992, changed our name to Hi-Rise Recycling Systems, Inc. Our executive offices are located at 8505 N.W. 74th Street, Miami, Florida 33166, and our telephone number is (305) 597-0243.

                                  RISK FACTORS

         AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A SIGNIFICANT DEGREE OF RISK. WE URGE YOU TO CAREFULLY CONSIDER THIS INFORMATION TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS AND IN THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE.

WE HAVE A HISTORY OF OPERATING LOSSES AND HAVE ONLY RECENTLY BEEN PROFITABLE.

         Since our inception, we have incurred significant losses. At July 31, 1999, we had an accumulated deficit of approximately $1.1 million. We have been profitable since June 1997, although we may not be able to remain profitable. Our future operating results will depend upon many factors, including, among others, our ability to effectively control expenses and successfully integrate and manage the businesses that we have recently acquired.

WE HAVE SIGNIFICANT SECURED OUTSTANDING INDEBTEDNESS.

         We have incurred significant indebtedness in order to finance our operations and our recently completed strategic acquisitions. At July 31, 1999, indebtedness of approximately $37.6 million was outstanding under our credit facilities with General Electric Capital Corporation. This financing is collateralized by all of our existing and future tangible and intangible assets and any future insurance proceeds. The financing is cross-guaranteed by each of our operating subsidiaries. The terms of the GE Capital credit facilities contain material restrictive covenants that may limit our flexibility and impair our ability to react to changes in our business or obtain additional financing. In particular, the GE Capital credit facilities limit or prohibit us from

         o        merging or consolidating with another corporation,

         o selling all or substantially all of our assets or the assets of a significant subsidiary,

         o purchasing all or substantially all of the assets of another entity,

         o permitting or causing any material change in our controlling ownership or senior management, or

         o operating in any material business other than our existing business.

Any failure to comply with the covenants contained in the credit facilities or otherwise perform our obligations under such facilities could result in GE Capital declaring the indebtedness to be immediately due and payable and foreclosing on our assets. Any one of these actions would have a material adverse effect on our business, financial condition and prospects.

OUR ACQUISITION AND INTEGRATION EFFORTS MAY NOT BE SUCCESSFUL.

         We have made a number of acquisitions in a relatively short period of time and anticipate consummating additional acquisitions as opportunities arise. Our acquisitions have resulted in rapid growth. Certain of our recent acquisitions are in an area of business that was not our original focus and in which we have a limited operating history. Accordingly, we may be confronted with a variety of business risks with which we are not familiar and which could adversely affect our results of operations and financial condition. The success of our acquisitions will be dependent upon, among other things, our ability to:

         o        select appropriate acquisition targets,

         o        finance the transactions,

         o        negotiate and complete the acquisitions, and

         o successfully integrate and manage newly acquired businesses and operations.

There can be no assurance that we will successfully integrate and manage the business that we acquire or, even if successful, that we will be able to continue to successfully consummate strategic acquisitions.

WE DEPEND ON THIRD-PARTIES FOR SALES AND MARKETING.

         We depend on independent sales representatives and distributors for the sale and marketing of certain of our products. We have a network of distributors who market our products. Our contracts with distributors generally grant them the exclusive right to market our products in a specified territory. The distributor typically is not required to meet designated sales quotas. Our arrangements with our independent sales representatives and distributors typically do not preclude them from selling competitive products. Our success depends upon the expertise of our independent sales representatives and distributors and their relationships with our customers. Our inability to attract and retain qualified sales representatives and distributors would have a material adverse effect on our business, financial condition and prospects.

GEOGRAPHIC CONCENTRATION EXPOSES US TO REGIONAL RISKS.

         As of July 31, 1999, approximately 30% of our sales had been to customers located in the State of Florida. In addition, Hesco's customer base consists of waste haulers and municipalities located primarily in the State of Florida. In the event the economy of the State of Florida suffers a downturn, the demand for our products and services could be adversely affected. A reduction in the demand for our products and services would materially adversely affect our business, financial condition and prospects.

WE ARE AT RISK FOR LIABILITY FOR PERSONAL INJURY CLAIMS.

         Our business involves substantial risks of liability, including exposure to claims made by users of our waste handling equipment products for personal injuries. Our subsidiary, IDC Systems, is currently a defendant in a lawsuit involving a personal injury matter. The adverse party is seeking damages which are in excess of applicable insurance coverage. If the claims are not resolved in IDC Systems' favor, IDC Systems could be required to pay substantial monetary damages and/or curtail or cease its operations. Although we believe, based upon the advice of counsel, that any liability arising out of such claims will be limited to the assets of IDC Systems, it is possible that we could become liable for such claims, which could have a material adverse effect on our business, financial condition and prospects. Additionally, Hesco is currently defending a product liability lawsuit although no specific dollar amount has yet been claimed in this suit. An adverse outcome in this action could have a material adverse effect upon our business, financial condition and prospects. Additional claims may also be filed against us, resulting in substantial liability for which we are not fully insured or for which we have not been able to maintain adequate levels of insurance on acceptable terms. A successful partially or completely uninsured claim of sufficient magnitude could have a material adverse effect on our business, financial condition and prospects.

WE ARE AT RISK FOR PRODUCT LIABILITY CLAIMS AND WARRANTY EXPENSES.

          We may be exposed to product liability claims by our customers and users of our products. We maintain product liability insurance coverage of $5.0 million in the aggregate and $1.0 million per occurrence. We believe, but can not be certain, that our insurance provides adequate coverage for the types of products that we currently market and propose to market. It is also possible that adequate levels of coverage will not be available to us in the future at reasonable costs. A large uninsured or partially insured claim could have a material adverse effect on our business, financial condition and prospects.

         Hesco, Bes-Pac and DeVivo provide warranties for one year to cover defects in workmanship and materials. Kohlman also provides warranties for one year to its customers, which obligations we have assumed pursuant to the Kohlman acquisition. We warrant the Hi-Rise System to be free from defects in manufacturing and materials for up to one year from the date of shipment. In addition, IDC Systems warrants its trash compaction units and Wilkinson warrants its sheet metal fabrication products to be free from defects in workmanship and materials for one year from the date of installation. The assertion of a significant number of claims under these warranties could have a material adverse effect on our business, financial condition and prospects.

WE MAY FIND IT NECESSARY TO SEEK ADDITIONAL FINANCING.

         Our capital requirements have been and will continue to be significant. We anticipate, based on currently proposed plans and assumptions relating to our operations and proposed expansion, that cash flow from operations and funds available under our existing credit facilities will be sufficient to satisfy our contemplated cash requirements for at least 12 months following the date of this prospectus. In the event that our plans change, our assumptions change or prove to be inaccurate or our cash flow otherwise proves to be insufficient to fund our growth and development (due to unanticipated expenses, delays, problems, difficulties or otherwise), we could be required to restructure our operations to minimize cash expenditures and/or seek additional sources of financing to fund our operations. We may also seek to obtain additional sources of financing to fund acquisitions. Although we are not presently directly or indirectly a party to any definitive acquisition agreement, our capital requirements with respect to acquisitions may be substantial. In the event that we require additional financing, we may seek to raise capital through the sale of our equity securities. Such sales could be made at prices that represent significant discounts from the market price of our common stock. Additionally, the terms of the GE Capital credit facilities may prevent or impede our ability to raise additional capital. There can be no assurance that any additional financing will be available to us on acceptable terms, or at all.

WE RELY UPON THIRD- PARTY SUPPLIERS.

         Our ability to manufacture our products depends upon receiving sufficient supplies of components and raw materials, including the steel necessary to produce waste containers, chutes and certain other products, from a limited number of sources. Although we have not experienced material difficulties in procuring supplies, components or materials, a delay in the deliveries of such items could adversely affect our production, which could have a material adverse effect on our business, financial condition and prospects.

COMPETITION IN OUR INDUSTRY IS INTENSE.

         The waste management industry is characterized by intense competition. There are a number of companies involved in waste collection, hauling, separation, recovery and recycling, any of which could develop products that are similar or better than ours. We also compete with numerous companies that offer trash compaction systems and sheet metal fabrication products substantially similar to those sold by us. In addition, Hesco, Bes-Pac and DeVivo compete with a number of national and regional manufacturers and distributors of solid waste handling equipment. Many of the companies marketing such waste disposal systems, sheet metal fabrication products and other solid waste handling equipment or with the potential to do so are well established, have substantially greater financial and other resources than we do, and have established reputations relating to product design, development, marketing and support. We may not be able to compete successfully with any of these companies. Our inability to successfully compete in the waste management industry would have a material adverse effect on our business, financial condition and prospects.

WE ARE AT RISK FOR HAZARDOUS MATERIAL RELATED ENVIRONMENTAL LIABILITY.

         Our manufacturing activities involve the use of certain potentially hazardous materials. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of materials and waste products. The risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for damages that exceed our resources. Our business, financial condition and prospects may be materially adversely affected by current or future environmental laws or regulations. We are required to obtain permits from local, state and federal agencies in connection with emissions from our manufacturing process. The failure to obtain any such approvals or permits could have a material adverse effect on our business, financial condition and prospects. We may be required to incur significant costs in order to comply with applicable regulations or to obtain future permits which could materially adversely affect our business.

OUR PATENTS AND PROPRIETARY INFORMATION MAY NOT BE FULLY PROTECTED AND WE MAY INFRINGE ON THE RIGHTS OF OTHERS.

         We have, or are attempting to get, certain intellectual property protection. We believe that patent protection is important to our business and will continue to apply for patent protection as we deem appropriate. It may be necessary for us to expend significant funds, which we may not have available at any particular time, in connection with obtaining, enforcing or defending our patent rights. The patent protection that we have may not protect us completely because it may be circumvented or the patents may be declared invalid. Although we do not believe it to be the case, it is also possible that our existing patent rights may infringe patents or proprietary rights of others, in which case we may be required to modify the design of the applicable product, obtain a license and possibly be liable for damages. Problems with our patent protection could have a material adverse effect on our business, financial condition and prospects.

         We also rely on trade secrets and proprietary know-how and employ various methods to protect the concepts, ideas and documentation of our proprietary information. However, these methods may not afford complete protection. Others may independently develop this know-how or obtain access to our know-how, concepts, ideas and documentation. Although we have and expect to have confidentiality agreements with our employees and appropriate vendors, these arrangements may not adequately protect our trade secrets and other proprietary and confidential information. Our failure to adequately protect our proprietary information may have a material adverse effect on our business and future prospects.

WE DEPEND UPON CERTAIN KEY PERSONNEL.

         Our success is largely dependent on the personal efforts of Donald Engel, our Chairman of the Board and Chief Executive Officer, Gary McAlpin, our President and Chief Operating Officer, Brad Hacker, our Chief Financial Officer, Ronald McCracken, our Executive Vice President- Business Development and Sales, Mario DeVivo, our Vice Chairman and the President of DeVivo Industries, and other key personnel. Although we have entered into employment agreements with each of Messrs. Engel, McAlpin, Hacker, McCracken and DeVivo, we do not maintain key-man insurance on these individuals. The loss of the services of any of them, or certain other key employees, could have a material adverse effect on our business and prospects and the prevailing market price of our common stock. Our success is also dependent upon our ability to hire and retain additional qualified marketing, technical and other personnel. Our inability to attract and retain such qualified personnel could materially adversely affect our business, financial condition and prospects.

WE HAVE NOT DECLARED DIVIDENDS ON OUR COMMON STOCK.

         We have not paid any cash dividends on our common stock and do not expect to declare or pay any cash dividends on our common stock in the foreseeable future. In general, we are not permitted to pay any dividends on our capital stock while amounts are outstanding under our credit facilities with GE Capital, other than dividend payments in respect of our existing issued and outstanding shares of preferred stock.

THE YEAR 2000 PROBLEM COULD HURT OUR OPERATIONS AND PROFITS.

         The year 2000 problem is the result of computer programs being written using two digits rather than four to define an applicable year. In order to try to prevent potential problems, we have upgraded our computer operating systems at a cost of approximately $40,000 and believe that we are now year 2000 compliant. Any computer systems that we purchase or lease in the future will already be year 2000 compliant. Additionally, certain of our significant vendors have advised us that they are year 2000 compliant. If our vendors are unable to ship materials to us due to year 2000 related problems, we believe that we will be able to secure adequate materials from alternative sources. However, if we were unable to obtain adequate supplies, we may be unable to meet purchase orders on a timely basis, which would have an adverse effect on our business, financial condition and prospects. We will continue to undertake reasonable efforts to ascertain third party compliance only when we deem it to be necessary. Although we believe that the year 2000 issue will not present a material adverse risk to our future results of operations, if our systems prove not to be year 2000 compliant or if compliance by our vendors proves insufficient, the year 2000 issue could have a material adverse impact on our business, financial condition and prospects.

OUR BUSINESS IS AFFECTED BY RECYCLING LEGISLATION.

         Traditional methods of waste disposal such as landfills and incineration have produced negative environmental consequences. Government authorities have adopted regulations designed to address some of these problems. State and local legislation targeting these problems sometimes include recycling goals, tax incentives to encourage recycling, and some require or encourage separation of solid waste materials prior to final disposal. We believe that continuing initiatives of state and local government authorities and increasing hauling costs and landfill use fees have created incentives for multi-story building owners to encourage recycling and significant demand for innovative waste management solutions such as the Hi-Rise System. Nevertheless, failure by government authorities to continue to implement mandatory recycling legislation or significant relaxation of such requirements or enforcement thereof could have a material adverse effect on our business and prospects.

FACTORS INHIBITING TAKEOVER.

         The State of Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested directors or shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). In addition our Articles of Incorporation authorize the issuance of up to 1,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, our Board of Directors may, without shareholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of additional shares of preferred stock could

         o make the possible takeover of our company or the removal of our management more difficult,

         o discourage hostile bids for control of our company in which shareholders may receive premiums for their common stock,

         o adversely affect the voting and other rights of the holders of the common stock, and

         o result in a decrease in the value or market price of our common stock.

SHARES ELIGIBLE FOR FUTURE SALE.

         As of October 25, 1999, 14,132,037 shares of our common stock were issued and outstanding. Of such shares, 6,359,576 shares were freely tradeable without restriction or further registration under the Securities Act unless held by an "affiliate" of ours. The remaining 7,772,461 shares of our common stock, including the 2,734,538 shares offered by the selling shareholders, are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, and may be sold only if registered under the Securities Act or sold in accordance with Rule 144 or another exemption from registration under the Securities Act. No prediction can be made as to the effect, if any, that sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of our common stock may be sold in the public market, particularly at prices below prevailing market prices, may adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.

IT IS POSSIBLE THAT THE COMMON STOCK WILL BE DELISTED FROM THE NASDAQ SYSTEM.

         In order to continue to be included in NASDAQ, a company must maintain $2.0 million in total assets, a $1.0 million market value of the public float and either (a) net tangible assets of at least $2.0 million, (b) market capitalization of $35.0 million or (c) net income of at least $500,000 in the most recent fiscal year or two of the three most recent fiscal years. In addition, continued inclusion requires two market-makers and a minimum bid price of $1.00 per share. The failure to meet these maintenance criteria in the future may result in the discontinuance of the inclusion of common stock in NASDAQ. In such event, trading, if any, in the common stock may then continue to be conducted in the non-NASDAQ over-the-counter market. As a result of such delisting, an investor may find it more difficult to dispose of, or to obtain quotations as to the market value of, the common stock. In addition, if the common stock were delisted from trading on NASDAQ and the trading price of the common stock were less than $5.00 per share, trading in our securities would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers may discourage broker-dealers from effecting transactions in penny stocks, which could reduce the liquidity of our securities and have a material adverse effect on their trading market.

                           FORWARD LOOKING STATEMENTS

         This prospectus (including the information incorporated by reference) contains forward-looking statements within the meaning of Federal securities law. Terminology such as "may," "will," "expect," "anticipate," "estimate," "continue," "predict," or other similar words identify forward-looking statements. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements appear in a number of places in this prospectus and include statements regarding management's intent, belief or current expectation about, among other things, (1) trends affecting the industry in which we operate, as well as the industries we service and (2) our business and growth strategies, including potential acquisitions. Although management believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those predicted in the forward-looking statements as a result of various factors, including those set forth in Risk Factors.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders hereunder. We have agreed to pay all of the expenses, estimated to be approximately $40,000, related to this offering.

                              SELLING SHAREHOLDERS

         The following table provides information regarding the beneficial ownership of shares of common stock by the selling shareholders as of the date of this prospectus and as adjusted to reflect the sale of all of their shares. Of these shares, 2,534,538 were issued to Ronald J. McCracken, our Executive Vice President- Sales, in connection with our acquisition of Bes-Pac pursuant to the terms of an Agreement and Plan of Merger, dated as of October 9, 1998, by and among, Bes-Pac, Inc., Mr. McCracken, BPI Acquisition Corp. and us. The remaining 200,000 shares were issued to the other selling shareholders in connection with our acquisition of Kohlman Engineering pursuant to the terms of an Asset Purchase Agreement, dated as of September 23, 1999, among Kohlman Engineering Corp., Maxwell W. Croy, James Warren Hill, KE Corporation and us.

         The selling shareholders are participating in this offering pursuant to certain contractual registration rights granted to them in connection with the agreements set forth above. In connection with those agreements, we have agreed to file and maintain the effectiveness of the registration statement of which this prospectus forms a part and to pay all fees and expenses incident to the registration of this offering, including all registration and filing fees, all fees and expenses of complying with state blue sky or securities laws, all costs of preparation of the registration statement and the fees and disbursements of our counsel and independent accountants.

                                                OWNERSHIP OF SHARES                          OWNERSHIP OF SHARES
                                                  OF COMMON STOCK             NUMBER          OF COMMON STOCK
                                                 PRIOR TO OFFERING              OF            AFTER OFFERING(1)
             NAME AND ADDRESS                ---------------------------      SHARES     ----------------------------
         OF SELLING SHAREHOLDERS               SHARES       PERCENTAGE       OFFERED         SHARES      PERCENTAGE
-------------------------------------------  ------------  ------------   ------------   ------------  --------------
Ronald J. McCracken.....................      2,534,538        17.9%        2,534,538          0             0
   120 Allen Street
   P.O. Box 2049
   Easley, South Carolina 29641

Maxwell W. Croy ........................        100,000          *            100,000          0             0
   1801W. Berteau Ave.
   Chicago, Illinois 60613

James Warren Hill.......................         50,000          *             50,000          0             0
   4241 N. Ravenswood Ave.
   Chicago, Illinois 60613

James B. Hill Trust(2)..................         10,000          *             10,000          0             0
   4241 N. Ravenswood Ave.
   Chicago, Illinois 60613

                                                OWNERSHIP OF SHARES                          OWNERSHIP OF SHARES
                                                  OF COMMON STOCK             NUMBER          OF COMMON STOCK
                                                 PRIOR TO OFFERING              OF            AFTER OFFERING(1)
             NAME AND ADDRESS                ---------------------------      SHARES     ----------------------------
         OF SELLING SHAREHOLDERS               SHARES       PERCENTAGE       OFFERED         SHARES      PERCENTAGE
-------------------------------------------  ------------  ------------   ------------   ------------  --------------
Carolyn A. Hill Trust(2)................         10,000          *             10,000          0             0
   4241 N. Ravenswood Ave.
   Chicago, Illinois 60613

Amy Hill Trust(2).......................         10,000          *             10,000          0             0
   4241 N. Ravenswood Ave.
   Chicago, Illinois 60613

Katherine Hill Trust(2).................         10,000          *             10,000          0             0
   4241 N. Ravenswood Ave.
   Chicago, Illinois 60613

Robert W. Hill Trust(2).................         10,000          *             10,000          0             0
   4241 N. Ravenswood Ave.
   Chicago, Illinois 60613

-------------------------

*    Represents ownership of less than 1%.

(1) Assumes all shares registered hereunder have been sold. Because the selling shareholders may sell all, some or none of their shares, no actual estimate can be made of the aggregate number of shares that are to be offered or the number or percentage of shares that the selling shareholders will own upon completion of the offering to which this prospectus relates.

(2) James B. Hill and Marvin S. Fenchel are the trustees of these trusts.

                              PLAN OF DISTRIBUTION

GENERAL

         TRANSACTIONS. The selling shareholders may offer and sell shares of common stock in one or more of the following transactions:

         o        on the Nasdaq SmallCap Market,

         o        in negotiated transactions, or

         o        in a combination of any of these transactions.

         PRICES. The selling shareholders may sell their shares of common stock at any of the following prices:

         o        fixed prices which may be changed,

         o        market prices prevailing at the time of sale,

         o        prices related to prevailing market prices, or

         o        negotiated prices.

         DIRECT SALES; AGENTS, DEALERS AND UNDERWRITERS. The selling shareholders may effect transactions by selling the shares of common stock in any of the following ways:

         o        directly to purchasers, or

         o to or through agents, dealers or underwriters designated from time to time.

         Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both. The selling shareholders and any agents, dealers or underwriters that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

         SUPPLEMENTS. To the extent required, we will set forth in a supplement to this prospectus filed with the SEC, the number of shares to be sold, the purchase price and public offering price, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering.

         STATE SECURITIES LAW. Under the securities laws of some states, the selling shareholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the selling shareholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

         EXPENSES; INDEMNIFICATION. We will not receive any of the proceeds from the sale of the common stock sold by the selling shareholders hereunder and will bear all expenses related to the registration of this offering but will not pay for any underwriting commissions, fees or discounts, if any. We will indemnify the selling shareholders against some civil liabilities, including some liabilities which may arise under the Securities Act.

                                  LEGAL MATTERS

         The validity of the shares being offered by this prospectus will be passed upon for us by Greenberg Traurig, P.A., Miami, Florida.

                                     EXPERTS

         The financial statements incorporated in this Registration Statement on Form S-3 by reference to the Annual Report on Form 10-KSB for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC under File No. 000-21946. You may read and copy any document in our public files at the SEC's offices at:

                               o        Judiciary Plaza
                                        450 Fifth Street, N.W.
                                        Room 1024
                                        Washington, D.C. 20549,

                               o        500 West Madison Street
                                        Suite 1400
                                        Chicago, Illinois 60606


                               o        3475 Lenox Road, N.E.,
                                        Suite 1000
                                        Atlanta, Georgia 30326

                                        and

                                        7 World Trade Center
                                        Suite 1300
                                        New York, New York 10048.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov through the SEC's electronic data gathering analysis and retrieval system, EDGAR. Our common stock is traded on the Nasdaq Market under the symbol "HIRI." Information about us is also available from the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 by us:

         o Our Annual Report on Form 10-KSB, as amended on Form 10-KSB/A, for the fiscal year ended December 31, 1998.

         o Our Quarterly Reports on Form 10-QSB, for the quarterly periods ended March 31, 1999 and June 30, 1999.

         o Our Definitive Proxy Statement pursuant to Section 14(A) of the Exchange Act filed on June 15, 1999.

         o Our Current Reports on Form 8-K filed on March 3, 1999 and on Forms 8-K/A filed on January 8, 1999 and May 7, 1999.

         o The description of our common stock contained in our registration statement on Form 8-A filed on June 17, 1993.

         We will provide to you, without charge, a copy of any and all of the documents or information referred to above that we have incorporated by reference in this prospectus (other than exhibits to the documents unless those exhibits are specifically incorporated by reference into this prospectus). Requests for such copies should be directed to the following address:

                                       Hi-Rise Recycling Systems, Inc.
                                       8505 N.W. 74th Street
                                       Miami, Florida 33166
                                       Attn: Chief Financial Officer
                                       Telephone (305) 597-0243

         This prospectus is part of a registration statement that we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of that document.

================================================================================





                                2,734,538 SHARES

                                HI-RISE RECYCLING
                                  SYSTEMS, INC.

                                  COMMON STOCK


                           --------------------------

                                   PROSPECTUS

                           --------------------------









                                October 26, 1999

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The Registrant will pay all of the expenses incurred in connection with the offering described in this registration statement, other than underwriting commissions and discounts. Such expenses are estimated to be as follows:

         Securities and Exchange Commission registration fee..........   $    1,708.55

         Legal fees and expenses......................................       30,000.00

         Transfer Agent and Registrar Fees............................        2,000.00

         Printing Expenses............................................        2,000.00

         Accounting Fees and Expenses.................................        3,000.00

         Miscellaneous................................................        1,291.45
                                                                         -------------

                  Total...............................................   $   40,000.00
                                                                         =============

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Amended and Restated Articles of Incorporation and Bylaws provide that the Registrant shall indemnify and may insure its officers and directors to the fullest extent not prohibited by law. The Registrant has entered into an agreement with each of its directors and executive officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law. The Registrant also maintains a policy of directors' and officers' liability insurance that insures, subject to certain exclusions, the Registrant's directors and officers against the cost of defense, settlement of, payment of a judgment in connection with a proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant.

ITEM 16. EXHIBITS.

        EXHIBIT
        NUMBER                       DESCRIPTION
        -------                      -----------

         *3.1 Our Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of our Registration Statement on Form SB-2, as amended (33-63778-A))

         *3.2 Our Bylaws (incorporated by reference to Exhibit 3.2 of our Registration Statement on Form SB-2, as amended (33-63778-A))

          5.1     Opinion of Greenberg Traurig, P.A.

         23.1 Consent of Greenberg Traurig, P.A. (contained in Exhibit 5.1 hereto)

         23.2     Consent of PricewaterhouseCoopers LLP

-------------------------

*    previously filed

ITEM 17. UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                  (2) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                  (3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Securities Exchange Commission"), each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on this 26th day of October, 1999.

                                 HI-RISE RECYCLING SYSTEMS, INC.

                                 By:  /S/ DONALD ENGEL
                                      ----------------------------------------
                                      Donald Engel, Chairman of the Board and
                                      Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Bradley Hacker as his true and lawful attorney-in-fact, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents to be filed in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 SIGNATURE                                       TITLE                                 DATE
                 ---------                                       -----                                 ----
/S/ DONALD ENGEL                               Chairman of the Board and Chief                   October 26, 1999
---------------------------------------        Executive Officer
DONALD ENGEL

/S/ BRADLEY HACKER                             Chief Financial Officer                           October 26, 1999
---------------------------------------
 BRADLEY HACKER

/S/ WARREN ADELSON                             Director                                          October 26, 1999
---------------------------------------
 WARREN ADELSON

/S/ IRA S. MERRITT                             Director                                          October 26, 1999
---------------------------------------
 IRA S. MERRITT

/S/ JOEL M. PASHCOW                            Director                                          October 26, 1999
---------------------------------------
JOEL M. PASHCOW

/S/ LEONARD TOBEROFF                           Director                                          October 26, 1999
---------------------------------------
LEONARD TOBEROFF

                                  EXHIBIT INDEX

NUMBER                                               DESCRIPTION
------                                               -----------
 5.1      Opinion of Greenberg Traurig, P.A.

23.1      Consent of Greenberg Traurig, P.A. (contained in Exhibit 5.1 hereto)

23.2      Consent of PricewaterhouseCoopers LLP